Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Apricus Biosciences, Inc. on Form S-3 to be filed on or about October 31, 2013 of our report dated March 17, 2013, on our audits of the consolidated financial statements as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011, and the effectiveness of Apricus Biosciences, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2011, which report was included in the Annual Report on Form 10-K/A Amendment No.1 to Form 10-K filed September 30, 2013. We also have audited the adjustments described in Note 5 that were applied to restate the 2011 consolidated financial statements for the presentation of discontinued operations. In our opinion, such adjustments are appropriate and have been properly applied. We also consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Iselin, New Jersey

October 31, 2013